UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  June 12, 1998




                          ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                          New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-7339

                              ITEM 5. OTHER EVENTS


     On May 27, 1998, Playtex Products Inc. ("Playtex") a Managed Portfolio Company of the ML-Lee Acquisition Fund, L.P. (the "Fund"), completed a public offering in the international markets of approximately 4 million shares of Common Stock at a net price of $13.215 per share (the "Playtex Offering"). Of the 4 million shares offered, approximately 3.8 million shares were offered by affiliates of the Thomas H. Lee Company, including the Fund. As part of the Playtex Offering, the Fund sold its remaining investment in Playtex, consisting of approximately 1.4 million shares of Common Stock. The Fund received proceeds of $18.5 million and recognized a gain on the sale of approximately $15.3 million. Net Distributable Proceeds of $37.74 per Unit will be distributed during July 1998 to Limited Partners of record as of May 27, 1998.

     In addition to the sale of its investment in Playtex, the Fund has sold all but one of its remaining Portfolio Company investments during the second quarter of 1998. On April 7, 1998, pursuant to Rule 144 of the Securities Act of 1933, the Fund sold its investment of 25,500 shares of TLC Beatrice International Holdings Common Stock for $1.3 million or $51.25 per share. During May 1998, the Fund sold its investment in SWO Holdings, consisting of 250,000 shares of SWO Holdings Common Stock, 1,430 shares of Homeland Holdings Common Stock, and 1,506 Homeland Holdings Common Stock Purchase Warrants and received aggregate proceeds of $11,102. The Fund also sold 567 Cole National Common Stock Purchase Warrants during May 1998, and received proceeds of $15,593. Additionally, on May 4, 1998, the Fund sold 2,067 Common Stock Purchase Warrants of Magellan Health Services for $5,168. The sale of these Portfolio Company investments have generated total proceeds to the Fund of $1.34 million or $2.71 per Unit. Distributable Capital Proceeds related to the foregoing sales will be distributed during July 1998 to Limited Partners of record as of the respective dates of such sales.

     As of June 10, 1998, the Fund's remaining investments in Portfolio Companies consist of a $1 million Promissory Note related to the sale of the Fund's interest in BeefAmerica Inc., and the preferred equity investment in Chadwick Miller (which is currently valued at zero). The term of the Fund is scheduled to expire on June 15, 1998; at the meeting held on June 5, 1998, the Individual General Partners elected not to extend the term of the Fund. As a result, the Management Agreement between the Investment Adviser and the Fund will expire on June 30, 1998, in accordance with its original terms, and the Fund will continue its liquidation process.

     Because the Fund no longer generates sufficient cash to pay current obligations, the Fund has available approximately $4 million of cash reserves to cover future expenses including all expenses related to the winding up of the Fund's affairs such as administrative and custodial expenses, and audit and tax preparation fees. Any proceeds received from the Promissory Note related to the Fund's investment in BeefAmerica Inc. as well as any remaining cash reserves in excess of amounts required to pay the Fund's obligations prior to its termination will be distributed as a final liquidating distribution to Limited Partners.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 12th day of June, 1998.




      Signature                           Title
      ---------                           -----




                                    ML Mezzanine Inc.
______________________              Vice President and Treasurer
Audrey Bommer                       (Principal Financial Officer of Registrant)